Exhibit 10.11

English Translation

Exclusive Technical Development and Consulting Agreement

THIS EXCLUSIVE TECHNICAL DEVELOPMENT AND CONSULTING AGREEMENT (“this Agreement”) is entered into by the parties below in Beijing as of March 31, 2007:

Party A: Worksoft Creative Software Technology Ltd.

Registered address: 3F, No.8 Building, Zhongguancun Software Park, 8 Dongbeiwang West Road, Haidian District, Beijing

Party B: Shanghai Megainfo Tech Co., Ltd.

Registered address: 9F, Zi An Building, 309 Yuyuan Road, Shanghai

Party C: Zhao Ming (Chinese citizen, ID Card Number: 310109196802203831)

Address: Rm.208, 2#, Lane 270, Xingfu Village, Siping Road, Hongkou District, Shanghai

WHEREAS,

(1)	Party A is a wholly foreign-owned enterprise incorporated in the People’s Republic of China (“China”), which has the capability and resources in respect of software development and technical consultancy;

(2)	Party B is a domestically-funded limited liability company registered in China;

(3)	Party B hopes to entrust Party A to be engaged in technical development and further hopes that Party A provides related technical consultancy for its IT solution. Party A accepts Party B’s entrustment to be engaged in the said technical development and provide related technical consultancy to Party B;

(4)	Party C is Party B’s sole shareholder and holds Party B’s 100% equity interest, and Party C agrees to provide a guarantee for Party B’s performance of this Agreement.

(Party A, Party B and Party C are hereinafter collectively referred to as “Parties” and respectively referred to as “Party”.)

NOW, THEREFORE, the Parties hereby agree as follows:

1.	Technical Development and Consultancy; Sole and Exclusive Interests

1.1	During the term of this Agreement, Party A agrees to, as the exclusive technology developer and technical consulting service provider of Party B, carry out technical development for Party B and provide technical consultancy to Party B (the details of technical development and consultancy are as set forth in Annex 1 attached hereto) in accordance with the terms and conditions of this Agreement.

1.2	Party B agrees that Party A acts as its exclusive technology developer and technical consulting service provider. For avoidance of doubt, Party B further agrees not to accept the technical development or technical consultancy with respect to the businesses as stated in Annex 1 from any third party within the term of this Agreement without Party A’s prior written consent.

1.3	Any and all rights, titles, interests and intellectual property rights (including, but not limited to, copyright, patent right, know-how, trade secrets, etc) resulting from the performance of this Agreement, whether development is carried out by Party A independently or by Party B on the basis of Party A’s intellectual property rights or other interests, shall belong solely and exclusively to Party A.

2.	Calculation and Payment of Technical Development and Consulting Fee

2.1	The Parties agree that Party B shall pay Party A the technical development and consulting fee (“Development and Consulting Fee”) with respect to the technical development carried out and the technical consultancy provided by Party A for Party B under this Agreement. The calculation and payment methods of the Development and Consulting Fee are set forth in Annex 2. Within the term of this Agreement, Party A may adjust the calculation method of the Development and Consulting Fee based on the performance of this Agreement upon giving a written notice to the other Parties.

2.2	The Parties hereby confirm that the said Development and Consulting Fee is only the remuneration for the technical development implemented and technical consultancy provided by Party A. Any and all costs and expenses of Party A, e.g. travel costs, traffic expenses, overtime pay for employees, etc (hereinafter referred to as “Other Expenses”), arising from the performance of this Agreement shall be borne by Party B and paid to Party A together with the Development and Consulting Fee.

2.3	Where Party B fails to pay the Development and Consulting Fee and Other Expenses to Party A on time and in full according to the provisions of this Agreement, Party B shall pay Party A a penalty interest at an annual interest rate of 10% for the overdue amount.

2.4	Party A shall be entitled to assign its employee or external accountant (hereinafter referred to as “Party A’s Authorized Representative”) to review Party B’s financial situation from time to time so as to determine the amount of the Development and Consulting Fee. In this case, Party B shall provide the documents, account books, vouchers, financial records and other data required for the review by Party A’s Authorized Representative. If the amounts of the Development and Consulting Fee determined by Party A and Party B are inconsistent, the amount determined by Party A’s Authorized Representative shall prevail.

2.5	The Development and Consulting Fee and Other Expenses payable by Party B to

Party A under this Agreement shall be free of any deduction (e.g. bank handling charges, etc) and all such deductions shall be borne by Party B. The Development and Consulting Fee and Other Expenses payable by Party B to Party A under this Agreement shall not offset any amount owing to Party B by Party A (if any).

3.	Equity Pledge

3.1	In order to ensure that Party B pays the Development and Consulting Fee and Other Expenses to Party A on time and in full according to the provisions of this Agreement, Party C will pledge all its equity interest in Party B (i.e. Party B’s 100% equity interest held by Party C) as well as all the rights and interests relating to such equity interest (including, but not limited to, the bonus arising from such equity interest) (hereinafter referred to as “Pledged Equity”) to Party A as the guarantee.

3.2	The guarantee scope of the Pledged Equity as stated in Article 3.1 above covers Development and Consulting Fee and Other Expenses payable by Party B to Party A under this Agreement as well as Party B’s obligations or liabilities arising under this Agreement, including, but not limited to, penalty interest, liquidated damages, compensation, expenses from realization of claims, losses caused to Party A by Party B’s default and all other expenses payable by Party B to Party A.

3.3	The pledge term of the Pledged Equity starts from the date when the pledge as stated in Article 3 is recorded in Party B’s register of shareholders and is the same as the term of this Agreement.

3.4	Party B and Party C shall record the pledge as stated in Article 3 in Party B’s register of shareholders pursuant to Article 3.3 as of the effective date of this Agreement. Where such pledge needs to be registered with related authorities, Party B and Party C shall complete such registration with related authorities within 10 workdays after the effective date of this Agreement.

3.5	Within 5 workdays after the execution of this Agreement, Party C shall deliver the certificate of its capital contribution to Party B and the register of shareholders that records capital contribution and equity pledge to Party A so that Party A keeps such certificate of capital contribution and register of shareholders within the pledge term as specified in this Agreement.

3.6	Party C hereby undertakes to Party A that within the pledge term:

3.6.1	Without Party A’s prior written consent, Party C will not create any other security interest (whether prioritized than the pledge under this Agreement or not) or other encumbrances on all or part of the Pledged Equity.

3.6.2	Except as specified in Article 4, without Party A’s prior written consent, Party C will not sell, lease, lend, transfer, assign, donate, re-mortgage, put under custody of, use for share purchase or otherwise dispose of all or part of the Pledged Equity;

3.6.3	Party C will not use or permit others to use the Pledged Equity to be engaged in any act or event violating laws and regulations or this Agreement;

3.6.4	Should Party C receives any notice, order, ruling, judgment or other document relating to the Pledged Equity issued by any Chinese government agency, judicial organ or arbitration organization, it will forthwith inform Party A and within the term specified by law, take all necessary actions to lower the risk as may be caused by such notice, order or other document to Pledged Equity. Party C will institute a lawsuit, arbitration or administrative action in respect of such notice, order or other document, as Party A deems necessary, and bear relevant expenses.

3.6.5	Party C will timely notify Party A of any event or any received notice which may affect Party A’s right over the Pledged Equity or any part thereof, or may change any of Party C’s representations, warranties and obligations under this Agreement or affect the performance of its obligations under this Agreement.

3.6.6	Party A is entitled to the bonus arising from the Pledged Equity; and

3.6.7	Upon Party A’s request, Party C will provide or execute such documents and materials and take such actions as are necessary or appropriate for the disposal of the pledge or the Pledged Equity under this Agreement.

3.7	Disposal of Pledged Equity

3.7.1	Should any event as stated in Article 3.7.2 occurs, Party A may give a notice on exercising right of pledge to Party C and dispose all or part of the Pledged Equity at any time after the giving of such notice.

3.7.2	Should any of the following cases occurs, Party A may dispose the Pledged Equity pursuant to the provisions of this Agreement:

a.	Party B fails to pay any Development and Consulting Fee and Other Expenses under this Agreement on time and in full;

b.	Any representation or warranty made by Party C under Article 6 contains false, fraudulent or misleading statement or errors;

c.	Party C violates any of its undertakings under Article 3.6 above or any other provision of this Agreement;

d.	Party C’ borrowing, guaranty, compensation, undertaking or other liabilities are requested to be repaid or performed in advance due to a default, or are due but cannot be repaid or performed on time, or Party C’s financial situation has any material adverse change, which, at the reasonable discretion of Party A, has a material adverse effect on Party C’ ability of performing the obligations under this Agreement; or

e.	This Agreement becomes illegal or Party C cannot continue to perform the obligations under this Agreement due to the promulgation of related laws and regulations.

3.7.3	Party A shall be entitled to dispose all or part of the Pledged Equity under this Agreement (including, but not limited to, converting Pledged Equity into money at an agreed price or auctioning or selling the Pledged Equity in accordance with laws and regulations) in accordance with relevant laws and regulations and be first compensated with the proceeds from such disposal until all the liabilities within the guarantee scope of the Pledged Equity are paid up.

4.	Call Option

4.1	In order to ensure that Party A implements technical development for Party B and provides technical consultancy to Party B within the term of this Agreement, Party C hereby irrevocably agrees that at any time within the term of this Agreement (“Option Term”), Party A or any third party designated by Party A is entitled to purchase all or part of Party B’s equity interest owned by Party C (“Call Option”) at the exercise price (as defined below) or a pro-rata exercise price.

4.2	Within the Option Term, Party A or any third party designated by Party A shall be entitled to exercise its Call Option under this Agreement in a number of times until all Party B’s equity interest owned by Party C is transferred to Party A or any third party designated by Party A.

4.3	Subject to related Chinese laws and regulations, the consideration when Party A or any third party designated by Party A exercises the Call Option to purchase all Party B’s equity interest owned by Party C is RMB 1.00 (hereinafter referred to as “Exercise Price”). Where Party A only purchases part of Party B’s equity interest, the consideration is determined in proportion to the Exercise Price.

4.4	Party C undertakes that when Party A or any third party designated by Party A exercises the Call Option, it will provide or execute such documents and materials and take such actions as are necessary or appropriate for the successful exercising of the said Call Option.

4.5	Where Party A exercises the Call Option, the pledge created on the equity interest purchased by Party A pursuant to Article 3 above shall be automatically terminated on the date when the equity transfer under Call Option is registered with related authorities.

5.	Further Undertakings

5.1	Party B and Party C hereby further undertake to Party A that within the term of this Agreement, they will operate Party B’s businesses in a prudent manner by following good financial and commercial standards and practices and any significant decision or change on Party B’s operations and financial management shall be subject to the prior written consent of Party A. Without Party A’s prior written consent, Party B and Party C shall not:

5.1.1	Increase or decrease Party B’s registered capital;

5.1.2	Amend Party B’s articles of association.

5.1.3	Sell, transfer, mortgage or otherwise dispose of or permit any other security interest to be created on, any of Party B’s assets, businesses or income;

5.1.4	Except the debts arising in the normal course of business (not through borrowings), make any borrowing from any third party, provide any loan to any third party or provide a guarantee for any third party;

5.1.5	Enter into any contract/agreement whose value exceeds RMB 100,000;

5.1.6	Invest in any third party;

5.1.7	Distribute or actually pay any distributable profits, bonus or dividends of Party B;

5.1.8	Change any director, supervisor or senior management personnel of Party B; or

5.1.9	Make any significant decision or change on Party B’s operations and financial management.

5.2	Party A hereby undertakes to Party B and Party C that within the term of this Agreement, it will arrange excellent employees to implement technical development and provide technical consultancy for Party B in a timely and effective manner.

5.3	Party A hereby further undertakes to Party B and Party C that within the term of this Agreement, Party A will provide the operating funds and other financial support necessary for Party B’s operations within the reasonable scope. The degree and conditions of such financial support will not be lower than those of the financial support granted by Party A to its subsidiary of the equivalent size.

6.	Representations and Warranties

6.1	Party A hereby represents and warrants that:

6.1.1	Party A is a wholly foreign-owned enterprise duly incorporated and existing under Chinese laws.

6.1.2	Party A have been duly authorized by taking all necessary corporate actions and obtained the consents and approvals from third parties or governments (if necessary). Nothing contained herein violates the laws, internal regulations or agreements with third parties binding upon or influencing it.

6.1.3	Once this Agreement is executed, it constitutes a legal, valid and binding obligation enforceable against Party A in accordance with provisions herein.

6.2	Party B hereby represents and warrants that:

6.2.1	Party B is a limited liability company duly incorporated and existing under Chinese laws.

6.2.2	Party B have been duly authorized by taking all necessary corporate actions and obtained the consents and approvals from third parties or governments (if necessary). Nothing contained herein violates the laws, internal regulations or agreements with third parties binding upon or influencing it.

6.2.3	Once this Agreement is executed, it constitutes a legal, valid and binding obligation enforceable against Party B in accordance with provisions herein.

6.3	Party C hereby represents and warrants that:

6.3.1	Party C is a Chinese natural person with the full capacity for civil disposition and has the right to execute this Agreement and exercise and perform its rights and obligations under this Agreement.

6.3.2	The execution and performance of this Agreement is a declaration of its true will and have been duly authorized. Once this Agreement is executed, it constitutes a legal, valid and binding obligation enforceable against Party C in accordance with provisions herein.

6.3.3	The execution and performance of this Agreement do not violate or conflict with Party B’s articles of association, internal rules and agreements with third parties, related Chinese laws and regulations, approvals, authorizations, consents or permits of related Chinese authorities or court awards or orders.

6.3.4	Party C is the sole legitimate owner of Pledged Equity, has paid all its capital contributions in accordance with laws and regulations and has the ownership as well as full and effective right of disposal over Pledged Equity.

6.3.5	Except the pledge under this Agreement, Pledged Equity is free and clear of any other security interest or any dispute, lawsuit, arbitration or any other form of administrative or judicial enforcement concerning such equity, and nobody is able to make any claim against such equity.

7.	Confidentiality

7.1	The Parties acknowledge that any and all oral or written data and information exchanged among themselves with respect to the execution and performance of this Agreement are Confidential Information (“Confidential Information”). Each Party shall keep confidential all Confidential Information and not disclose any related data or information to any third party without prior written consent from the disclosing Party, but the above confidentiality obligations shall not apply to the information which:

(a)	is disclosed pursuant to applicable laws and regulations or rules of stock exchange;

(b)	is or becomes publicly available through no fault of the disclosing Party;

(c)	is disclosed by a Party to its shareholder, employee, accountant, financial consultant, legal consultant or other professional consultant to the extent being necessary, who shall also undertake the confidentiality obligations similar to those in this Article 7.

7.2	The Parties further acknowledge that Party B shall take all reasonable measures to keep in full confidence the Confidential Information obtained by or given access to it with respect to the exclusive technical development and technical consultancy provided by Party A. Without Party A’s prior written consent, Party B shall not disclose, give or transfer the Confidential Information to any third party. Once this Agreement is terminated, Party B shall return all documents, materials or software containing the Confidential Information to Party A or destroy them according to Party A’s requirements, delete any Confidential Information from all memory devices concerned and cease to use such Confidential Information.

7.3	The Parties agree that this Article 7 will survive the change, cancellation or termination of this Agreement.

8.	Default and Indemnity

8.1	The defaulting party shall indemnify and hold harmless the non-defaulting party from and against any expenses or additional liabilities or obligations or any losses or damages, including, but not limited to lawyer’s fee and investigation expenses, caused by or arising from the defaults of the defaulting party.

8.2	Party B shall defend, protect, indemnify and hold harmless Party A from and against any lawsuit, claim or other demand against Party A caused by or arising from the technical development and technical consultancy under this Agreement as well as any losses, damages, liabilities and expenses thus caused to Party A.

9.	Effective Date and Term

9.1	This Agreement shall be signed and come into effect as of the date first above written. This Agreement shall be valid for ten (10) years, unless terminated prematurely in accordance with this Agreement or the related agreement signed by the Parties. The Parties shall regularly examine the contents of this Agreement so as to decide whether amendments or supplements need to be made to this Agreement according to the situation until then.

9.2	Subject to a written consent by Party A, this Agreement may be extended automatically upon its expiration, and the extension thereof is to be agreed upon by the Parties.

10.	Termination

10.1	This Agreement shall be terminated upon its expiry, unless extended in accordance with provisions herein.

10.2	Within the term of this Agreement, Party A may terminate this Agreement at any time upon 30 days prior written notice to the other Parties.

11.	Applicable Law and Resolution of Disputes

11.1	This Agreement shall be governed and construed in accordance with Chinese laws.

11.2	The Parties agree that any dispute or controversy arising from or out of the performance of or in connection with this Agreement shall be resolved by the Parties through friendly negotiations. In case no resolution can be reached by the Parties within 30 days after a Party gives a notice for a resolution through negotiations, such dispute may be referred to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in Beijing in accordance with CIETAC’s arbitration rules then in effect. The language of arbitration proceedings shall be Chinese. The arbitral award shall be final and binding upon the Parties. The Parties further agree that the arbitration costs and expenses of the other Parties (including, but not limited to, lawyer’s fees) shall be borne by the losing Party.

12.	Force Majeure

12.1	An Event of Force Majeure means any event that is beyond the reasonable control of a Party and unavoidable or unpreventable after it gives due attention, including, but not limited to, government act, act of God, fire, explosion, storm, flood, earthquake, tide, lightning or war, but insufficiency of credit standing, funds or financing shall not be deemed an Event of Force Majeure. The Party seeking the exemption from its liabilities under this Agreement owing to an Event of Force Majeure shall, without undue delay, inform the other Parties of such event and the steps needing to be taken to perform its liabilities.

12.2	Should the performance of this Agreement be delayed or prevented due to any Event of Force Majeure, the prevented Party shall be exempt from its liabilities only to the extent being delayed or prevented. The prevented Party shall take suitable measures to lower or eliminate the impact of such Event of Force Majeure, and make endeavors to resume the performance of the obligations delayed or prevented by Event of Force Majeure. The Parties agree to make their best to resume the performance of this Agreement once the Event of Force Majeure is eliminated.

13.	Notices

Any notice or other communications required to be made under or pursuant to this Agreement shall be in Chinese and sent to the following addressees of the Parties by hand delivery, registered mail (postage prepaid), recognized courier service or fax:

If to Party A:

Fax Number: 010-8282-5058

Address: 3F, 8# Building, Zhongguancun Software Park, Haidian District, Beijing

Attn: Zhou Ying

If to Party B:

Fax Number: 021-6248-8446

Address: 9F, Zi An Building, 309 Yuyuan Road, Shanghai

Attn: Zhao Ming

If to Party C:

Fax Number: 021-6248-8446

Address: Rm.208, 2#, Lane 270, Xingfu Village, Siping Road, Hongkou District, Shanghai

Attn: Zhao Ming

14.	Transfer

14.1	Without Party A’s prior written consent, Party B shall not transfer any of its rights and obligations under this Agreement to any third party.

14.2	This Agreement shall bind upon Party C’s successors.

14.3	Upon giving a notice to the other Parties, Party A may transfer all or part of its rights and obligations under this Agreement to any of its affiliates.

15.	Severability

Should any provision of this Agreement be held to be invalid or unenforceable under applicable laws, such provision shall be invalid or unenforceable only to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remainder of this Agreement.

16.	Amendment and Supplement

16.1	The annexes attached hereto shall form an integral part of this Agreement and have the same legal effect as this Agreement.

16.2	This Agreement may be amended or supplemented by the Parties by a written instrument. All amendments and supplements to this Agreement signed by the duly authorized representatives of the Parties shall form an integral part of this Agreement and have the same legal effect as this Agreement.

17.	Miscellaneous

This Agreement is executed in triplicate in Chinese, one copy for each Party.

(No text below)

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Worksoft Creative Software Technology Ltd.

Signature:	/s/ Chen Shuning
Name:	Chen Shuning
Title:	President

Shanghai Megainfo Tech Co., Ltd.

Signature:	/s/ Zhao Ming
Name:	Zhao Ming
Title:	General Manager

Zhao Ming

Signature:	/s/ Zhao Ming

Annex 1 Contents of Technical Development and Technical Consultancy

Party A will implement the following technical development and provide the following technical consultancy for Party B pursuant to the provisions of this Agreement:

1.	Provide the technical architecture for Party B’s business;

2.	Provide the flow design for Party B’s business;

3.	Provide technical training and support for Party B’s employees.

Annex 2 Calculation and Payment of Development and Consulting Fee

1.	The Development and Consulting Fee payable by Party B to Party A under this Agreement shall be calculated as follows: in accordance with the actual performance scope and contents of current month’s technical development and technical consultancy, Party A shall calculate the Development and Consulting Fee payable by Party B to Party A on the basis of all Party B’s business income of current month. But the Development and Consulting Fee shall not be less than 25% of all Party B’s business income of current month and not be higher than 35% of all Party B’s business income of current month. Notwithstanding the foregoing provision, Party A is entitled to, at its own discretion, adjust the Development and Consulting Fee from time to time according to the actual performance scope and contents of current month’s technical development and technical consultancy.

2.	Within 10 days after each accounting month during the term of this Agreement, Party B shall provide related financial data or statements to Party A. After Party A confirms and determines the amount of current month’s Development and Consulting Fee, it shall timely issue the corresponding invoice to Party B. Within 10 days of receiving such invoice, Party B shall pay the Development and Consulting Fee of this month to the bank account designated by Party A.